Exhibit (d)(2)

                              HIGHMARK GROWTH FUND
                             SUB-ADVISORY AGREEMENT



This AGREEMENT is executed as of September 28, 2001 and made effective as of October 1, 2001 by and between HIGHMARK CAPITAL MANAGEMENT, INC. (the "Adviser") and WADDELL & REED INVESTMENT MANAGEMENT COMPANY, a Kansas corporation, which is an investment adviser registered under the laws of the United States as an investment adviser under the Investment Advisers Act of 1940 ("Sub-Adviser").

WHEREAS, the Adviser is the investment adviser for the HighMark Funds (the "Trust"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended ("'40 Act");

WHEREAS, Adviser's affiliate, Union Bank of California N.A., serves as Custodian for the HighMark Funds and provides certain other services for the Funds;

WHEREAS, SEI Investments Fund Resources is Administrator and SEI Investment Distribution Co. is Distributor of the HighMark Funds (collectively, the "SEI Companies"); and

WHEREAS, Adviser desires to retain Sub-Adviser as its agent to furnish investment subadvisory services for certain assets of the Trust's Growth Fund (the "Fund").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth:

1.1 "33 Act" shall mean the Securities Act of 1933, the rules and regulations issued thereunder, as they may be amended from time to time.

1.2 "40 Act" shall mean the lnvestment Company Act of 1940, the rules and regulations issued thereunder, as they may be amended from time to time.

1.3 "Administrator" and "Distributor" shall mean SEI Investments Fund Resources and SEI Investments Distribution Co, respectively.

1.4 "Adviser" shall mean HighMark Capital Management, Inc.

1.5 "Adviser's Act" shall mean the Investment Adviser's Act of 1940 and the rules and regulations promulgated thereunder, as they may be amended from time to time.

1.6 "Bank" shall mean Union Bank of California, N.A., a national banking association organized under the laws of the United States.

1.7 "Sub-Adviser" shall mean Waddell & Reed Investment Management Company, a company incorporated in Kansas and registered as an investment adviser under the Investment Advisers Act of 1940.

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1.8 "Sub-Adviser Assets" shall mean those certain assets of the Fund for which
Sub-Adviser will provide investment sub-advisory services.


2. APPOINTMENT. Adviser hereby appoints Sub-Adviser to provide certain sub-advisory services to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

3. DELIVERY OF DOCUMENTS.

3.1 Adviser has furnished or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following:

         (a) Copies of the Declarations of Trust establishing the HighMark Funds and the By-Laws of the Trust;

         (b) Resolutions of the Trust's Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

         (c) The Trust's most recent prospectus and Statement of Additional Information for the Growth Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Prospectus"); and

         (d)      Adviser's Form ADV Part II.

Adviser will furnish Sub-Adviser with copies of all amendments of or supplements to the foregoing promptly following adoption of such amendments or supplements, and such other materials and documents as Sub-Adviser shall reasonably request.

3.2 Sub-Adviser has furnished or will furnish Adviser with copies properly certified or authenticated of each of the following:

        (a)     Form ADV Part II;

        (b) Such other materials and documents as Sub-Adviser shall reasonably request.

Sub-Adviser will furnish Adviser with copies of all amendments of or supplements to the foregoing promptly following adoption of such amendments or supplements.

4. MANAGEMENT:

4.1 Subject always to the supervision of the Trust's Board of Trustees and of Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, the Sub-Adviser Assets of the Fund entrusted to it hereunder. Sub-Adviser may place all orders for the purchase and sale of securities, on behalf of the Sub-Adviser Assets. Sub-Adviser is also authorized, subject to periodic approvals of authorized persons by the Board of Trustees, to instruct Custodian to settle trades executed on behalf of the Sub-Adviser Assets. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Sub-Adviser Assets, will monitor the Sub-Adviser Assets investments, and will comply with the provisions of the Trust's Declaration of Trust and By-Laws, as amended from time to time, and with the investment objectives, policies and restrictions of the Fund stated in the Fund Prospectus and compliance policies and procedures furnished to the Sub-Adviser by Adviser from time to time. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund's overall compliance with all applicable state and federal laws and regulations, and Sub-Adviser is only obligated to comply with the provisions of this Agreement with respect to the Sub-Adviser Assets.

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4.2 Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Sub-Adviser Assets. Sub-Adviser shall also make itself reasonably available to the Trust's Board of Trustees at such times as the Board of Trustees shall request.

4.3 Sub-Adviser represents and warrants that it is and shall remain in compliance with all applicable United States Securities and Exchange Commission ("SEC") Rules and Regulations pertaining to its investment advisory activities and agrees that it:

         (a) will use at least the same skill and care in providing such services as it uses in providing services to fiduciary accounts in the United States for which it has investment responsibilities;

         (b) will maintain registration with the SEC as an investment adviser under the Advisers Act and will conform with all applicable laws, rules and regulations pertaining to its investment advisory activities;

         (c) will place orders pursuant to its investment determinations for the Sub-Adviser Assets either directly with the issuer or with any broker or dealer. In providing the Sub-Adviser Assets with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that it is desirable for the Sub-Adviser Assets that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than: may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Sub-Adviser's Assets with such brokers, subject to the general supervision of, and guidelines from time to time established by, the Adviser and reviewed by the Trust's Board of Trustees with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

         On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Sub-Adviser Assets as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Sub-Adviser Assets and to such other clients. In no instance will portfolio securities be purchased from or sold to Adviser, Sub-Adviser, the SEI Companies, or any affiliated person of any of the Trust, Adviser, the Sub-Adviser, or the SEI Financial Services Company, or any entity that Adviser has identified to the Sub-Adviser in writing, except as may be permitted under the '40 Act.

         (d) will report regularly to Adviser and will make appropriate persons available for the purpose of reviewing at reasonable times the management of the Sub-Adviser Assets with representatives of Adviser and the Board of Trustees, including, without limitation, review of the general investment strategy of the Sub-Adviser Assets, the overall performance of the Sub-Adviser Assets in relation to standard industry indices which have been agreed upon between Adviser and Sub-


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Adviser and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

         (e) will maintain books and records with respect to the Trust's securities transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the '40 Act and will furnish Adviser and the Trust's Board of Trustees such periodic and special reports as the Adviser or Board of Trustees may request;

         (f) will act upon instructions from Adviser that are consistent with the fiduciary duties undertaken hereunder; and

         (g) will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Sub-Adviser shall have the right to execute and deliver, or cause its nominee to execute and deliver, all proxies and notices of meetings and other notices affecting or relating to the securities of the Sub-Adviser Assets. Sub-Advisor shall not be responsible for voting any proxies relating to securities of the Sub-Advisor Assets which proxies have a record date prior to. the effective date of this Agreement or on or after the date of any termination of this Agreement.

Advisor acknowledges and agrees that Sub-Advisor shall have no responsibility for fling claims on behalf of the Sub-Advisor Assets with respect to any class action, bankruptcy proceeding or any other action or proceeding in which the Sub-Advisor Assets may be entitled to participate as a result of its securities holding.

4.4 Sub-Advisor will diligently perform services as defined under this Agreement. However, Sub-Advisor makes no representations or guarantees whatsoever that the objective(s) of the Fund will be achieved or that the Sub-Adviser Assets will outperform its benchmark as set forth in Schedule B.

5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the '40 Act, Sub-Adviser hereby agrees that certain records which it maintains for the Trust are the property of the Trust also and further agrees to surrender promptly to the Trust a duplicate of any of such records, upon the Trust's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31 a-2 under the '40 Act the records required to be maintained by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31 a-1 under the '40 Act for the Sub-Adviser Assets. Sub-Adviser may delegate its responsibilities under this Section to affiliates that perform custody and/or fund accounting services for the Sub-Adviser Assets, which delegation shall not, however, relieve the Sub-Adviser of its responsibilities under this paragraph 5.

6. EXPENSES. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Trust, unless otherwise stated in this Agreement. The Sub-Adviser shall not be responsible for expenses incurred by the Trust, the Fund or the Adviser.


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7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, Adviser shall pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee computed on the average daily net assets of the Fund subject to this Agreement, calculated as of the last business day of each calendar month, and payable within 30 days of the-end of each month, in accordance with Schedule A hereto. From time to time, Sub-Adviser may, in its sole discretion, agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement.

8. SERVICES TO OTHERS. Adviser understands, and has advised the Trust's Board of Trustees, that Sub-Adviser now acts and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. Adviser has no objection to Sub-Adviser's acting in such capacities, as long as such services do not impair the services rendered to Adviser or the Trust. Adviser recognizes, and has advised the Trust's Board of Trustees that, in some cases, this procedure may adversely affect the size of the position that the Fund may obtain in a particular security. In addition, Adviser understands, and has advised the Trust's Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9. LIMITATION OF LIABILITY. The Sub-Adviser shall not be liable for any error or judgment or for any loss suffered by the Sub-Adviser Assets or Adviser in connection with performance of its obligations under this Agreement or for having executed Advisor's instructions, except a loss resulting from a breach of Sub-Adviser's fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the '40 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its obligations or in failing to perform its obligations under this Agreement, except as may otherwise be provided under provisions of applicable state or federal law which cannot be waived or modified hereby.

10. INDEMNIFICATION. Adviser and Sub-Adviser each agree to indemnify the other against any claim, loss or liability (including reasonable attorneys' fees) arising out of any action taken or not taken in the performance of its obligations under this which constitutes willful misfeasance, bad faith or gross negligence.

11. DURATION AND TERMINATION. This Agreement will become effective as of the date hereof, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements under the '40 Act, and, unless sooner terminated as provided therein, will continue in effect for two (2) years.

Thereafter, if not terminated, this Agreement will continue in effect for the Sub-Adviser Assets for successive periods of 12 months, each ending on the day preceding the annual anniversary of the Agreement's effective date, provided that such continuation is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not interested persons of the Trust, Sub-Adviser, or Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust's Board of Trustees or by the vote of majority of all votes attributable to the outstanding Shares of the Fund.

Notwithstanding the foregoing, this Agreement may be terminated as to the Sub-Adviser Assets at any time, without the payment of any penalty, on sixty
(60) day's written notice by the Adviser to Sub-Adviser. This Agreement may be terminated at any time, without the payment of any penalty, on 120 day's written notice by the Sub-Adviser to Adviser. This Agreement will immediately terminate


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in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" have the same meaning of such terms in the '40 Act.)

12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13. SUB-ADVISER INFORMATION. During the terms of this Agreement, Adviser agrees to furnish the Sub-Adviser at Sub-Adviser's principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other materials prepared for distribution to stockholders of the Fund, the Trust or the public that refer to the Sub-Adviser. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser in any way are consistent with those materials previously published. Sales literature may be furnished to the Sub-Adviser by first-class or overnight mail, facsimile transmission equipment or hand delivery.

14. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

15. NOTICES. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed as set forth below:

To Adviser at:
HighMark Capital Management, Inc.
475 Sansome Street
Post Office Box 45000
San Francisco, CA 94104
Attention: Luke Mazur, President


To the Sub-Adviser at:
Waddell & Reed Investment Management Company
6300 Lamar Avenue
Shawnee Mission, KS 66202
Attention: Lawrence J. Cipolla, Vice President

With a copy to the Legal Department at the same address
To the Trust or the Fund at:
HighMark Funds
c/o SEI Investments Fund Resources
and SEI Investments Distribution Co.
One Freedom Valley Rd.
Oaks, Pennsylvania 19456
Attention: Legal Department

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Parties agree that they shall not be bound by the terms of any changes in policies, procedures, or contracts until. notice has been received as set forth in this Agreement.

16. CHANGE OF LAW. Where the effect of a requirement of the `40 Act reflected in any provision of this Agreement is altered by a rule; regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17. MISCELLANEOUS.
The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the Commonwealth of Massachusetts.

The name "HighMark Funds" and "Trustees of the HighMark Funds" refer, respectively, to the Trust created by, and the Trustees as trustees (but not individually or personally), acting from time to time under, the Declaration of the Trust, to which reference is hereby made and copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "HighMark Funds" entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and persons dealing with the Funds must look solely to the assets of the Trust belonging to such Funds for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officer designated below as of the day and year first above written.


HIGHMARK CAPITAL MANAGEMENT, INC.  Waddell & Reed Investment Management
/s/ Luke Mazur                      Company
Name: Luke Mazur                   /s/ Henry Herrmann
Title:                             Name: Henry Herrmann
                                   President       Title: President


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                                   SCHEDULE A



HIGHMARK GROWTH FUND
Advisory Fee: 60 b.p.

Sub-Advisory Fee: 30 b.p. on all assets, including cash and cash equivalents, calculated and payable in accordance with the provision of Section 7 of the Agreement.

The Sub-Advisory fee shall be payable out of the Advisory fee.


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                                   SCHEDULE B



SUB-ADVISER PERFORMANCE STANDARDS

Outperform the S&P 500 / Barra Growth Index and perform in the top 30% of the Morningstar Large Growth Category.


Sub-Advisor will diligently perform services as defined under this Agreement. However, Sub-Advisor makes no representations or guarantees whatsoever that the objective of the Fund will be achieved or that the Sub-Adviser Assets will outperform its benchmark as set forth above.